Exhibit 10.3

CENTERLINE

2007 SHARE INCENTIVE PLAN

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Annual Incentive Bonus Program “A”

(as adopted by the Compensation Committee on April , 2007)

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1.	Purpose and Authority; Effective Date.

Pursuant and subject to the Centerline Holding Company 2007 Incentive Share Plan (the “2007 Plan”), Centerline Holding Company and its subsidiaries, including but not limited to Centerline Capital Group, Inc., Centerline Affordable Housing Advisors LLC and CCG Partners, Inc., have adopted this Centerline Annual Incentive Bonus Program “A” (the “Incentive Program ‘A’”) in order to further the purposes of the 2007 Plan.

2.	Definitions.

Terms in this Incentive Program “A” that begin with an initial capital letter have the defined meaning set forth in Appendix A of the 2007 Plan, unless defined in this Section 2 or elsewhere in this Incentive Program “A”, or the context of their use clearly indicates a different meaning. As used herein, the following terms shall have the meanings set forth below:

“Bonus” shall mean, for each Fiscal Year during which the Incentive Program “A” is in effect, the amount that is calculated pursuant to Section 4(b) below and payable to Participants in accordance with Section 4(c) below. Each Bonus is designed to qualify as a Performance Compensation Award (within the meaning of the 2007 Plan).

“CAD” shall mean, for any Fiscal Year, the Company’s Cash Available for Distribution as reported in the Form 10-K, but prior to taking into account (i) any Bonuses payable in cash pursuant to this Incentive Program “A”, and (ii) any other annual cash bonuses paid by the Company, the Manager, or any of their Affiliates to their employees (including cash bonuses paid under any program associated with the 2007 Plan). CAD is the Performance Measure for Bonuses, as authorized under Section 10(d) of the 2007 Plan.

“Cash Bonus Pool” shall equal a fixed percentage of CAD, with such percentage being equal to nine and six-tenths percent (9.6%) for Fiscal Year 2007, with the Committee to determine such fixed percentage, in accordance with the Company’s Fiscal Year budget, as reported to the Committee by the CEO, not later than three months after the first day of the Fiscal Year to which the percentage will apply, and with the current Fiscal Year’s percentage being renewed for the ensuing Fiscal Year in the absence of a timely Committee determination to change such percentage.

“Cash Participation Award” shall mean a cash award made to a Participant for a specified Fiscal Year pursuant to Section 4(a), expressed in terms of dollars and consisting of a portion of the Cash Bonus Pool for such Fiscal Year.

“CEO” shall mean the Company’s Chief Executive Officer.

“Eligible “A” Person” shall mean, for each Fiscal Year, each Eligible Person who is notified in writing, by the Company’s CEO or Vice-Chairman, of being eligible for the specified Fiscal Year to receive a Cash Participation Award, a Share Participation Award, or both pursuant to the terms of the Incentive Program “A”.

“Fiscal Year” shall mean each fiscal year of the Company ending December 31.

“Form 10-K” shall mean the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission with respect to each Fiscal Year.

“Incentive Program “A” ” shall have the meaning set forth in Section 1 above.

“Participant” shall mean any recipient of a Cash or a Share Participation Award for a Fiscal Year.

“Share Bonus Pool” shall equal a fixed percentage of CAD, with such percentage being equal to one and thirty-seven hundredths percent (1.37%) for Fiscal Year 2007, with the Committee to determine such fixed percentage, in accordance with the Company’s Fiscal Year budget, as reported to the Committee by the CEO, not later than three months after the first day of the Fiscal Year to which the percentage will apply, and with the current Fiscal Year’s percentage being renewed for the ensuing Fiscal Year in the absence of a timely Committee determination to change such percentage.

“Share Participation Award” shall mean a share award made to a Participant for a specified Fiscal Year pursuant to Section 4(a), expressed in terms of a number of shares and consisting of a portion of the Share Bonus Pool for such Fiscal Year.

3.	Administration.

(a)           General. The general administration of Incentive Program “A” and the responsibility for carrying out the provisions of Incentive Program “A” shall be placed in CEO and Vice-Chairman, subject to their right to delegate administrative actions to other Employees and any Affiliate (who will act with respect to such delegated matters only at the pleasure of the CEO and Vice-Chairman) The CEO and Vice-Chairman may make such rules and regulations and establish such procedures for the administration of the Incentive Program “A”, as they deem appropriate.

(b)           Modification of Award Conditions or Vesting. The CEO and Vice-Chairman may, in their absolute discretion, without amendment to Incentive Program “A”, accelerate the lapse of restrictions, or waive any condition imposed hereunder, with respect to any Bonus, or otherwise adjust any of the terms applicable to any such determination relating to a Bonus; provided, however, that no action under this Section shall adversely affect any Participant without the Participant’s specific written consent.

(c)           Finality of Decisions; Indemnification and Release of Administrators. All decisions made by the CEO and Vice-Chairman pursuant to the provisions of Incentive Program “A” shall be final, conclusive and binding on all persons, including the Company, the Manager, their Affiliates, the Participant, and any of their successors, beneficiaries, or assigns. No member of the Board or the Committee, nor the CEO, the Vice-Chair, any officer of the Company or Employee acting on behalf of the Board or the CEO and Vice-Chairman, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to Incentive Program “A”, and all members of the Board or the Committee and each and any officer of the Company or Employee acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.	Awards and Bonuses.

(a)           Participation Awards. For each Fiscal Year, commencing with Fiscal Year 2007, the CEO and Vice-Chairman, acting together and in writing, may make Cash and/or Share Participation Awards to Eligible “A” Persons. In the event the position of either the CEO or Vice-Chairman shall be vacant, the Committee shall designate another named executive officer of the Company to participate in the award decision-making process. The total Cash Participation Awards and the total Share Participation Awards awarded for each Fiscal Year shall, each respectively, equal one hundred percent (100%) of the respective pools. Cash and/or Share Participation Awards may be made with respect to any Fiscal Year at any time during the year or within thirty (30) days after the close thereof, and may be made to Eligible “A” Persons whose Continuous Service is for less than the full Fiscal Year, and/or their heirs and successors. All awards of Cash and/or Share Participation Awards shall be made substantially in the form of individual written award agreements (substantially in the form attached as Exhibit A) executed by the Company.

(b)           Bonus Determinations and Conditions. Each Participant’s Bonus for a Fiscal Year shall be paid as soon as reasonably practicable after the close of the Fiscal Year to which the Bonus relates, and the CEO and Vice-Chairman may in their sole discretion pay projected Bonuses prior to such time based upon an estimate of the respective Cash Bonus Pool and Share Bonus Pool, subject to adjustment upon final determination of the Cash Bonus Pool and the Share Bonus Pool in any way that the CEO and Vice-Chair determines is necessary or proper to assure that each Participant receives and retains only the aggregate Bonus due for the Fiscal Year (based upon the final CAD). In order to collect a Bonus for a Fiscal Year, a Participant must either (i) be employed on the Bonus payment date established by the CEO and Vice-Chairman for the Fiscal Year, or (ii) be employed on the last day of the Fiscal Year and after the end of the Fiscal Year have terminated Continuous Service thereafter either (I) without Cause by the Company, (II) due to the Participant’s death, Retirement, or Disability, or (III) pursuant to an employment-related agreement under which the Participant is entitled to resign (for example, for “good reason” as defined in the agreement) with a right to collect severance benefits equivalent to those payable upon a termination of service without Cause by the Company. The amount of each Participant’s Bonus, if any, for a Fiscal Year shall equal the sum of –

(i)	the Participant’s Cash Participation Award for such Fiscal Year, and
(ii)	the Participant’s Share Participation Award for such Fiscal Year.

Any Bonuses that would have been paid to Participants for a Fiscal Year but that are forfeited due to termination of their Continuous Service shall be divided pro rata between those Participants who actually receive a Bonus for such Fiscal Year. The formulae for determining the Cash Bonus Pool and the Share Bonus Pool are the Performance Formulae and the Fiscal Year shall be the Performance Period, in each case for purposes of Section 10(d) of the 2007 Plan.

(c)         Bonus Payments. The Company shall pay any Bonus due under this Incentive Program “A” in a combination of cash (for the portion of the Bonus attributable to the Cash Bonus Pool) and Restricted (or Unrestricted) Shares (for the portion of the Bonus attributable to the Share Bonus Pool). All Restricted and Unrestricted Shares shall be awarded pursuant to the 2007 Plan, with the choice between Restricted Shares and Unrestricted Shares for each Participant being determined with respect to such Participant in the sole and absolute discretion of CEO and Vice-Chair. To the extent a Bonus is payable in Restricted Shares, such Restricted Shares shall vest as follows (with vesting to occur only if the Participant is employed on the vesting date or terminates Continuous Service beforehand due to the Participant’s death, Retirement, or Disability):

Value of Shares	Vesting Period
Below $5,000	Immediate vesting
$5,000 to $25,0000	100% on the first annual anniversary of the Grant Date
$25,000 to $50,000	50% on the first annual anniversary of the Grant Date, and the other 50% on the second annual anniversary of the Grant Date
Over $50,000	33-1/3% on the first, second, and third annual anniversaries of the Grant Date

(d) In the event of a Change in Control on or before the end of any Fiscal Year during which Incentive Program “A” is in effect, then the closing date of the Change in Control shall be treated as the end of the Fiscal Year with the following results:

(i)	allocations of Cash and Share Participation Awards shall occur before or within thirty (30) days after the closing date of the Change in

Control, as determined only by those individuals authorized to make allocation decisions on the date six months before the Change in Control occurs (with any replacement of any such individual whose service ends due to resignation or death, being made by majority vote of the other individuals described herein);

(ii)	as soon as practicable after the Change in Control, the Bonus Pool will be computed by determining CAD as of the Closing Date; and

(iii)	as soon as practicable after the Change in Control, Bonus awards will occur in accordance with Section 4(c) above, subject to being made by those determined pursuant to clause (i) hereof.
5.	Continuance of Employment.

Neither the Incentive Program “A” nor the grant of any Cash and/or Share Participation Award hereunder shall interfere with or limit in any way the right of the Company or the Manager to terminate any Participant’s employment at any time and for any reason (subject to the terms of any employment agreement), nor shall the Incentive Program “A” or the grant of any Cash and/or Share Participation Award hereunder impose any obligation on the Company or the Manager to continue the employment of any Participant.

6.	Requirements of Law.

The grant of Cash and/or Share Participation Awards and the payment of Bonuses in accordance with the Incentive Program “A” and the 2007 Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

7.	Miscellaneous.

(a)    Amendments: The Incentive Program “A” and any Cash or Share Participation Award may be amended or modified only in writing by the Committee or the Board; provided that any amendment or modification of any kind which adversely affects any Participant must be consented to by such Participant to be effective as against him or her.

(b)    Incorporation of the 2007 Plan; Interpretation by CEO and Vice-Chairman. This Incentive Program “A” is subject in all respects to the terms, conditions, limitations and definitions contained in the 2007 Plan. In the event of any discrepancy or inconsistency between Incentive Program “A” and the 2007 Plan, the terms and conditions of the 2007 Plan shall control. Without limiting the generality of the foregoing, the CEO and Vice-Chairman may interpret the 2007 Plan and Incentive Program “A”, and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the 2007 Plan, this Incentive Program “A” or the administration or interpretation thereof, with such interpretations, actions, determinations, and decisions to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the CEO and Vice-Chairman’s interpretations, actions, determinations, and decisions shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by the CEO and Vice-Chairman who are individuals who served in such capacities on the date six months before the Change in Control. In the event of any dispute or disagreement as to interpretation of the 2007 Plan or this Incentive Program “A” or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the 2007 Plan or this Incentive Program “A”, the decision of the CEO and Vice-Chairman shall, except as provided above, be final and binding upon all persons.

(c)           Restricted Share Issuances. Any issuance of Restricted Shares pursuant to Bonus awards shall occur pursuant to the 2007 Plan, and shall be subject to all terms and conditions thereof.

(d)           Withholding of Tax. Anything to the contrary notwithstanding, all Bonus payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation. The Company’s obligation to deliver share certificates (or evidence of book entry) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by such Participant, subject to the terms of the Incentive Program “A” and of the 2007 Plan applicable thereto.

(e)           Anti-Alienation; Non-Assignability; Etc. Except as otherwise provided by law, by a Participant’s will, by the laws of descent or distribution in the event of the Participant’s death, by a Restricted Share Award, or by the 2007 Plan, neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage, or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the Cash or Share Participation Award, Bonus, or other amounts, if any, payable or deliverable hereunder, or any part thereof. The designation of a death beneficiary by a Participant shall be permissible and shall not constitute a transfer. Except to the extent required by law or as authorized under the 2007 Plan or an agreement or Award pursuant to Incentive Program “A”, no part of the amounts payable shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, (ii) be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or (iii) be transferable to a spouse as a result of a property settlement or otherwise, and any attempt to cause any benefit to be so subject under clauses (i), (ii), or (iii) hereof shall be void.

(f)            No Contract for Continuing Services. The Incentive Program “A” shall not be construed as creating any contract for continued services between the Company or its Affiliates and any Participant, and nothing herein contained shall give any Participant the right to be retained as an Employee.

(g)           Governing Law; Jurisdiction. The Incentive Program “A” shall be construed, administered, and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. The Company and each Participant agree that the state and federal courts of New York shall have jurisdiction over any suit, action or proceeding arising out of, or in any way related to, the 2007 Plan, any Cash or Share Participation Award, or any Bonus. The parties waive, to the fullest extent permitted by law, any objection which any of them may have to the venue of any such suit, action or proceeding brought in such courts, and any claim that such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. In the event that any party shall not have appointed an agent for service of process in New York, the party agrees that it may be served with process by registered or certified mail, return receipt requested, to the party at its respective address as reflected on the records of the Company. All notices shall be deemed to have been given as of the date so delivered or mailed.

(h)           Non-Exclusivity. The Incentive Program “A” does not limit the authority of the Company, the Committee, the CEO and Vice-Chairman, or any Affiliate, to grant cash bonuses, to make Awards under the 2007 Plan, or to authorize any other compensation under the 2007 Plan or any other plan or authority, including, without limitation, Bonuses or other compensation based on the same performance objectives used under the Incentive Program “A”.

(i)            Securities Laws Compliance. Restricted Shares shall not be issued pursuant to the settlement of any Bonus award granted hereunder unless the settlement of such Bonus award and the issuance and delivery of such Restricted Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Common Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(j)            Section 409A. If and only to the extent that any compensation provided by this Program may result in the application of Section 409A of the Code, the Company shall, in consultation with the Participant, modify Incentive Program ‘B” with respect to such Participant solely in the least restrictive manner necessary in order, where applicable –

(I)	to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A, or
(II)

to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the benefits granted under the Program to such Participant.

(k)           Indemnification. The Company hereby agrees to indemnify and to hold harmless the CEO, Vice-Chairman, and each member of the Board and the Committee and other Employees and any Affiliate to whom the CEO and Vice-Chairman delegates authority pursuant to Section 3(a) against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Incentive Program “A” or the 2007 Plan, except in the case of willful misconduct.

(l)           Unfunded Nature of Program. This Incentive Program “A” is intended to be an unfunded, nonqualified compensation arrangement for purposes of the Code. Except to the extent that a Participant may otherwise be entitled to preferred status under applicable bankruptcy law, Participants shall have the status of general unsecured creditors of the Company, and the Incentive Program “A” constitutes a mere promise by the Company to make benefit payments in the future to the extent and consistent with the terms of a Cash and/or Share Participation Award. Whenever there are any references in the Incentive Program “A” to the crediting of amounts, all such references shall be deemed to refer to notional, book entry transactions.

(m)          Exclusivity of Documents. The liability of the Company for the payment of benefits shall be defined only by this Incentive Program “A”, the 2007 Plan, and the terms of a Cash Participation Award or Share Participation Award, and the Company shall have no obligation to a Participant under the Incentive Program “A”, except as expressly provided herein or therein.

(n)           Binding Effect. The provisions of this Incentive Program “A” shall bind and inure to the benefit of the Company and its successors and assigns and each Participant and each Participant’s successors and assigns.

(o)           Gender. Where appearing in the Incentive Program “A”, the masculine gender shall be deemed to include the feminine gender and the singular number shall include the plural, unless the context clearly indicates to the contrary.

(p)           Term and Expiration. This Incentive Program “A” shall be effective indefinitely and until all Participants have received full payment of any Bonuses due hereunder.

Adopted as of January 1, 2007 at a meeting of the Compensation Committee held April___, 2007.

CENTERLINE

2007 SHARE INCENTIVE PLAN

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Annual Incentive Compensation Program “A”

Exhibit A

___________________________________

[DATE]

CONFIDENTIAL

[Name]

[Address]

Re:	Your Cash and/or Share Participation Award

Dear [Name]:

You have been selected by the Company to be a participant in the Incentive Program “A” for the Company’s Fiscal Year ending December 31, ___. Subject to your acceptance of the terms and conditions of Program “A” (which is attached for your review and reference) –

1.	your Cash Participation Award will be $___ for the Fiscal Year designated above, and
2.	your Share Participation Award will be ___Restricted and _______ Unrestricted Shares.

Please acknowledge your receipt of this letter and acceptance of the foregoing terms and conditions for your participation in Program “A” by signing in the space provided below and return the signed letter to the attention of [            ].

Yours truly,	ACKNOWLEDGED BY:

[ ]
A Duly Authorized Trustee or Executive Officer	[Name of Incentive Program “A” Participant

[Date]